UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Brooklyn ImmunoTherapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim President and Chief Executive Officer

On May 24, 2022, the Board of Directors (the “Board”) of Brooklyn ImmunoTherapeutics, Inc., a Delaware corporation (the “Company”), appointed Matthew Angel as the interim President and Chief Executive Officer (principal executive officer) of the Company, which appointment became effective on May 26, 2022, upon the effectiveness of the resignation from the Company of Howard J. Federoff, M.D., Ph.D., as described below.

Dr. Angel, 41 years old, is the co-founder of Factor Bioscience Inc. (“Factor”), a biotechnology company focused on developing mRNA and cell-engineering technologies, and has served as its President, Chief Executive Officer and Chairman of its Board of Directors since 2011. In 2020, Dr. Angel co-founded, Exacis Biotherapeutics Inc., an immuno-oncology company, for which he serves as the Scientific Advisory Board Chair. Dr. Angel previously served as the Chief Science Officer, Secretary, Treasurer and as a director of Exacis Biotherapeutics Inc., and as the Chief Science Officer, Secretary and as a director of Novellus, Inc. (“Novellus”), a pre-clinical stage biotechnology company focused on developing engineered cellular medicines using its licensed, patented non-immunogenic mRNA, from 2014 until the sale of Novellus to the Company in July 2021 (the “Novellus Acquisition”). Dr. Angel received a Ph.D from the Massachusetts Institute of Technology in 2012 and a B.S. in Engineering from Princeton University in 2003.

As previously reported, the Company paid consideration totaling approximately $124.0 million in respect of the Novellus Acquisition, which consisted of (a) $22.8 million in cash and (b) approximately 7,022,000 shares of the Company’s common stock, par value $0.005 per share (“common stock”), which under the terms of the agreement and plan of acquisition, dated as of July 16, 2021, by and between the Company, Novellus and the other parties thereto (the “Novellus Acquisition Agreement”), were valued at a total of $102.0 million, based on a price of $14.5253 per share of common stock. In connection with the Novellus Acquisition, (i) Factor, of which Dr. Angel beneficially owns approximately 64% of its outstanding equity, received approximately $1.7 million in cash consideration from the Company and approximately 2,581,000 shares of common stock, and (ii) Dr. Angel received approximately $2.0 million in cash consideration from the Company and approximately 623,000 shares of common stock. In addition, Dr. Angel is also entitled to receive up to approximately 286,000 shares of common stock, which the Company placed in escrow for a period ending on July 16, 2022 to secure indemnification obligations to the Company under the Novellus Acquisition Agreement.

Also as previously reported, on April 26, 2021, Brooklyn ImmunoTherapeutics LLC (“Brooklyn LLC”), a subsidiary of the Company, entered into an exclusive license agreement (the “License Agreement”), with Novellus, Ltd., a subsidiary of Novellus, and Factor (the “Licensors”), to license the Licensors’ intellectual property and mRNA cell reprogramming and gene editing technology for use in the development of certain cell-based therapies to be evaluated and developed for treating human diseases, including certain types of cancer, sickle cell disease, and beta thalassemia. Pursuant to the License Agreement, Brooklyn LLC paid the Licensors a total of $4.0 million in connection with the execution of the License Agreement. The completion of the Novellus Acquisition relieved the Company of potential obligations to pay Novellus, Ltd. certain upfront fees, clinical development milestone fees and post-registration royalties under the License Agreement. The agreements with Factor under the License Agreement remain unchanged. Pursuant to the License Agreement, Brooklyn LLC paid Factor an additional $2.5 million in October 2021, and is obligated to pay Factor $3.5 million in October 2022.

There are no family relationships between Dr. Angel and any director or executive officer of the Company, and, except as set forth above, Dr. Angel does not have any other direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Dr. Angel and any other persons pursuant to which he was selected as interim Chief Executive Officer and President.

Appointment of New Chief Financial Officer and Principal Financial Officer

On May 9, 2022, the Board appointed Andrew Jackson as the Chief Financial Officer (principal financial officer) of the Company, with such appointment becoming effective upon Mr. Jackson’s employment with the Company, which commenced May 31, 2022.  Sandra Gurrola, the Company’s Vice President, Finance, who had been serving as principal financial officer, will remain the Company’s principal accounting officer.  In reliance on the instructions to paragraph (c) of Item 5.02 of Form 8-K, the Company elected to delay the filing of the disclosure regarding Mr. Jackson’s appointment until the issuance of the press release describing his appointment, discussed in Item 7.01 below.

Mr. Jackson, 53 years old, served as the Chief Financial Officer of Ra Medical Systems, Inc. from April 2018 until May 2022, and as its Secretary from August 2021 to May 2022. From October 2016 to April 2018, he was Chief Financial Officer for AltheaDx, Inc, a molecular diagnostics company specializing in precision medicine. From March 2014 to March 2016, Mr. Jackson held senior financial positions, including Chief Financial Officer, at Celladon Corporation, a publicly-traded, clinical stage biotechnology company. From April 2013 to March 2014, he held senior financial positions at Sapphire Energy, an industrial biotechnology company. Mr. Jackson received a MSBA in Finance in December 2006 from San Diego State University and a BSB in Accounting in June 1992 from the University of Minnesota. Mr. Jackson is also a certified public accountant (inactive).

In connection with his appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Jackson, dated as of May 10, 2022 (the “Jackson Employment Agreement”). The Jackson Employment Agreement provides for Mr. Jackson’s at-will employment as the Chief Financial Officer for a term commencing on May 31, 2022 and continuing until terminated by either the Company or Mr. Jackson. Under the terms of the Jackson Employment Agreement, the Company will pay Mr. Jackson an annual base salary of $415,000, which amount is subject to periodic review by the Board or its compensation committee (the “Compensation Committee”). Mr. Jackson is eligible to receive an annual cash bonus award in an amount up to 40% of his base salary upon achievement of agreed upon performance targets. The bonus will be determined by the Board or the Compensation Committee and paid annually by March 15 in the year following the performance year on which such bonus is based.

In accordance with the terms of the Jackson Employment Agreement, Mr. Jackson is entitled to receive equity awards, consisting of a time-based nonqualified stock option (the “Option Grant”) covering 664,800 shares of common stock, 25% of which will vest on the first anniversary of the Jackson Employment Agreement’s effective date, and the remainder will vest ratably on a monthly basis over the three-year period thereafter. Vesting generally requires Mr. Jackson’s continued employment through the relevant vesting date.

If Mr. Jackson’s employment is terminated by the Company without Cause or by Mr. Jackson for Good Reason (each such capitalized term as defined in the Jackson Employment Agreement), then the Company will pay Mr. Jackson all amounts accrued but unpaid as of the effective date of such termination, as well as continuation of his salary and benefits for the following nine month period (such period, the “Severance Period”). Notwithstanding the foregoing, if a termination without Cause or for Good Reason occurs within three months before or twelve months after a Change in Control (as defined in the Jackson Employment Agreement), Mr. Jackson will receive the benefits described in the preceding sentence, but the Severance Period shall run for a period of twelve months, and, in addition, Mr. Jackson will receive a lump-sum payment of his target bonus and the Option Grant shall become fully vested. Any such severance benefits under the executive employment agreement are contingent on Mr. Jackson entering into and not revoking a general release of claims in favor of the Company.

The Jackson Employment Agreement provides for (a) reimbursement of reasonable business expenses, (b) participation in the Company’s benefit plans and (c) paid vacation days in accordance with the Company’s policies, as in effect from time to time, and up to an additional seven floating paid vacation days a year.

The Jackson Employment Agreement contains customary covenants related to non-solicitation for one year following termination of employment, as well as customary covenants related to non-competition, confidentiality, inventions and intellectual property rights.

There are no family relationships between Mr. Jackson and any director or executive officer of the Company, and, except for the Jackson Employment Agreement, Mr. Jackson does not have any other direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Jackson and any other persons pursuant to which he was selected as the Chief Financial Officer.

Separation of Dr. Howard Federoff

On May 24, 2022, Dr. Howard J. Federoff, a director and the Company’s Chief Executive Officer and President tendered his resignation to the Board, with such resignation becoming effective on May 26, 2022 (the “Separation Date”).  In connection with Dr. Federoff’s resignation, on May 25, 2022, the Company entered into a Separation Agreement and General Release with Dr. Federoff (the “Separation Agreement”), pursuant to which Dr. Federoff resigned from his positions as Chief Executive Officer and as an officer, director and employee of the Company and all subsidiaries.  Dr. Federoff’s resignation from the Board was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In consideration for Dr. Federoff’s execution of the Separation Agreement and non-revocation of a waiver and release of claims relating thereto, Dr. Federoff will be entitled to the following benefits under the Separation Agreement:

•	a lump sum cash severance benefit in the amount of $225,000, representing Dr. Federoff’s target bonus for 2022;

•
payment of Dr. Federoff’s annual base salary for a period of twelve (12) months after the expiration of the applicable revocation period (the “Separation Period”), for a total gross amount equal to $450,000;

•	payment of Dr. Federoff’s premiums for continued health benefits provided under COBRA for the Separation Period;

•
full acceleration of the vesting of all outstanding options (with the exception of the Milestone Options, as defined below) that would have vested during the Separation Period, and such options, together with outstanding options that vested prior to the Separation Date, representing collectively 1,420,095 shares of common stock, may be exercised for a period of thirty-six (36) months after the Separation Date;

•
acceleration and vesting of 25/36th of a performance-based stock option grant covering 597,253 shares of common stock, eligible to vest upon the occurrence of the first approval (clearance) by the Food and Drug Administration of an investigational new drug application in connection with the Company’s license with Factor Biosciences Therapeutics Limited and Novellus Therapeutics Limited (the “Milestone Options”), and such accelerated options, representing collectively 414,759 shares of common stock, may be exercised for a period of thirty-six (36) months after the Separation Date; and

•
a lump sum cash severance benefit in the amount of $130,347, representing the value Dr. Federoff would have received if he was entitled to receive a settlement of a pro rata portion of his performance restricted stock units through the expiration of the Separation Period, assuming the performance metrics were waived and assuming a per share value of $0.81.

Under the Separation Agreement, Dr. Federoff has agreed to cooperate with and assist the Company regarding certain matters and transitioning his employment duties and responsibilities. Subject to certain exceptions and limitations, the Separation Agreement includes a general release of claims by Dr. Federoff in favor of the Company and certain related persons and parties, and customary confidentiality and mutual non-disparagement provisions. The Separation Agreement also includes certain other customary representations, warranties and covenants of Dr. Federoff, and provides for reimbursement of certain expenses incurred by Dr Federoff. The Separation Agreement supersedes all other agreements or arrangements between Dr. Federoff and the Company regarding the subject matter of the agreement, including those with respect to severance payments and benefits.

The foregoing description of the Jackson Employment Agreement and the Separation Agreement is only a summary and is qualified in its entirety by reference to the full text of such agreements, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference in this Item 5.02.

Departures of Certain Directors

On May 24, 2022, Heather Redman, Erich Mohr and Erin Enright delivered notices to the Board of their respective decisions not to stand for reelection at the Company’s 2022 annual meeting of stockholders (the “Annual Meeting”), currently scheduled for June 7, 2022.  On May 26, 2022, Dennis Langer similarly delivered notice to the Board of his decision not to stand for reelection at the Annual Meeting.  As described in Item 8.01 of this Current Report on Form 8-K, the Annual Meeting will be postponed to a date to be determined by the Board.

Ms. Redman, Ms. Enright, Dr. Mohr and Dr. Langer currently remain directors, and none of them has yet provided a specific date on which his or her Board service will cease, as the current Board actively interviews and seeks new candidates with appropriate qualifications to serve on the Board.  The decisions of the foregoing directors not to stand for reelection were not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 7.01	Regulation FD Disclosure

On May 31, 2022, the Company issued a press release relating to the matters described in Item 5.02 and Item 8.01 of this Current Report on Form 8-K. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated by reference in this Item 7.01. The information contained in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly incorporated by specific reference in such filing.

Item 8.01	Other Events

In connection with the events disclosed in Item 5.02 of this Current Report on Form 8-K, the Board determined to postpone the Annual Meeting to a date to be determined. The Board will both determine the date for the Annual Meeting and establish a new record date for the Annual Meeting, and, based on this record date, the Company will deliver a new notice of the Annual Meeting to stockholders entitled to receive notice of the Annual Meeting.  Additionally, the Company expects to file a new proxy statement on Schedule 14A in respect of the Annual Meeting.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1**	Amended and Restated Executive Employment Agreement, dated as of May 10, 2022, by and between Brooklyn ImmunoTherapeutics, Inc. and Andrew Jackson.
10.2** #	Separation Agreement and General Release, dated May 25, 2022, by and between Brooklyn ImmunoTherapeutics, Inc. and Howard J. Federoff.
99.1	Press Release dated May 31, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

**	Management contract or compensation plan or arrangement.

#          Pursuant to Item 601(a)(5) of Regulation S-K, schedules and similar attachments to this exhibit have been omitted because they do not contain information material to an investment or voting decision and such information is not otherwise disclosed in such exhibit. The Company will supplementally provide a copy of any omitted schedule or similar attachment to the U.S. Securities and Exchange Commission or its staff upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Brooklyn ImmunoTherapeutics, Inc.

Dated: May 31, 2022	By:	/s/ Dr. Matt Angel
Interim Chief Executive Officer and President